Exhibit 2(a)
KAYNE ANDERSON ENERGY/INFRASTRUCTURE FUND, INC.
ARTICLES OF INCORPORATION
THIS IS TO CERTIFY THAT:
          FIRST: The undersigned, David J. Shladovsky, whose address is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.
          SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is:
               Kayne Anderson Energy/Infrastructure Fund, Inc.
          THIRD: The purposes for which the Corporation is formed are to conduct and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended, and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.
          FOURTH: The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.
          FIFTH: The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.
          SIXTH: The Corporation has authority to issue 100,000 shares of common stock, $0.001 par value per share. The aggregate par value of all of the shares having par value is $100. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders, may amend the charter from time to time to increase the aggregate number of shares of stock or the number of any shares of stock of each class or series that the Corporation has the authority to issue.
          SEVENTH: The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director is David J. Shladovsky.
          EIGHTH: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.
                           (b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.
                           (c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.
          NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.
          TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No provision of this Article TENTH shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 7th day of May, 2007.

/s/ David J. Shladovsky David J. Shladovsky
Incorporator

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